EXHIBIT 3(i)
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                            ARTICLES OF INCORPORATION

                                       OF

                          Integrity Certificate Company

FIRST: The undersigned, Robert Walstad, whose address is 1 North Main Street, Minot, ND 58703 being at least eighteen (18) years of age does hereby file these Articles of Incorporation forming a corporation under the general laws of the State of Maryland, as set forth below.


SECOND:  The name of the corporation ("Corporation") is:

                          Integrity Certificate Company

THIRD:   The purposes for which the Corporation is formed are as follows:

         (A) To operate as and carry on the business of an investment company, and exercise all the powers necessary and appropriate to the conduct of such operations.

         (B) In general, to carry on any other business in connection with or incidental to the foregoing purpose, to have and exercise all the powers conferred upon corporations by the laws of the State of Maryland as in force from time to time, to do everything necessary, suitable, or proper for the attainment of any object or the furtherance of any power not inconsistent with Maryland law, either alone or in association with others, and to take any action incidental or appurtenant to or growing out or connected with the Corporation's business or purposes, objects, or powers.

         (C) To conduct and carry on its business, or any part thereof, to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Maryland, in other states, territories, districts, colonies, and dependencies of the United States, and in any or all foreign countries.

         The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Corporation, within the fullest extent of the law.

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         FOURTH:  The address of the principal office of the Corporation in the
                  State of Maryland is: The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent resides in, and is a citizen of, the State of Maryland.

         FIFTH:   CAPITAL STOCK.

                  (A) GENERAL. The total number of shares of stock which the corporation, by resolution or resolutions of the Board of Directors, shall have authority to issue is One Hundred Million (100,000,000) shares, par value of One Mill ($0.001) per share, such shares having an aggregate par value of One-Hundred Thousand Dollars ($100,000). All such shares are herein classified as "Common Stock," subject, however, to the authority hereinafter granted to the Board of Directors to classify or reclassify any such shares that are issued in accordance with subparagraph (B) below.

                  (B) CLASSIFICATION. The Board of Directors is hereby expressly granted authority to classify or reclassify any unissued stock (whether now or hereafter authorized) from time to time by setting or changing the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, qualifications, valuation, or terms or conditions of redemption of such shares of stock.

         SIXTH:   DIRECTORS

                  (A) NUMBER OF DIRECTORS. The number of Directors of the Corporation shall be 3, or such other number as may from time to time be fixed by the By-Laws of the Corporation, or pursuant to authorization contained in such By-Laws, but the number of Directors shall never be less than (i) three (3) or
                  (ii) the number of shareholders of the Corporation, whichever is less. Robert Walstad shall serve as the Corporation's initial Director until the first meeting of shareholders and until his successor is duly chosen and qualified.

                  (B) REMOVAL OF DIRECTORS. The shareholders of the Corporation may remove any Director, of the Corporation prior to the expiration of his or her term of office for cause, and not otherwise, by the affirmative vote of a majority of all votes entitled to be vast for the election of Directors.


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         SEVENTH: POWERS OF THE CORPORATION AND ITS DIRECTORS AND
                  SHAREHOLDERS

                  (A) GENERAL. All corporate powers and authority of the Corporation (except as otherwise provided by statute, by these Articles of Incorporation, or by the By-Laws of the Corporation) shall be vested in and exercised by the Board of Directors.

                  (B) PORTFOLIO SECURITIES. Subject to the requirements of applicable law, the Board of Directors shall have the power to determine or cause to be determined the nature, quality, character, and composition of the portfolio of securities and investments of the Corporation, but the foregoing shall not limit the ability of the Board of Directors to delegate such power to a Committee of the Board of Directors or to an officer of the Corporation, or to enter into an investment advisory or management contract as described in paragraph (E)
                  (v) of this Article SEVENTH.

                  (C) ISSUANCE OF SHARES. The Board of Directors may from time to time issue and sell or cause to be issued and sold any of the Corporation's authorized shares. All such authorized shares, when issued in accordance with the terms of this paragraph (C) shall be fully paid and nonassessable. No holder of any shares of the Corporation shall be entitled, by reason of holding or owning such shares, to any prior, preemptive, or other right to subscribe to, purchase, or otherwise acquire any additional shares of the Corporation subsequently issued for cash or other consideration or by way of a dividend or otherwise. Shares of the Corporation, whether now or hereafter authorized or created, maybe issued, reissued, or transferred, if the same have been reacquired and have treasury status, to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any portion thereof, to any said holder. The Board of Directors may issue and sell fractions of shares having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends.

                  (D) ELECTION OF DIRECTORS. Voting power in the election of Directors and for all other purposes shall be vested exclusively in the holders of the Corporation's authorized and issued shares.

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                  (E) MISCELLANEOUS

                           (i) COMEPNSATION OF DIRECTORS. The Board of Directors shall have power from time to time to authorize payment of compensation to the Directors for services to the Corporation, including fees for attendance at meetings of the Board of Directors and of committees of the Board of Directors.

                           (ii) INSPECTION OF CORPORATION'S BOOKS. The Board of Directors shall have power from time to time to determine whether and to what extent, and to what times and places, and under what conditions and regulations the accounts and books of the Corporation or any of them shall be open to the inspection of shareholders; and no shareholder, shall have any right to inspect any account, book, or document of the Corporation except as at the time and to the extent required by applicable law, unless authorized by a resolution of the shareholders or the Board of Directors.

                           (iii) RESERVATION OF RIGHT TO AMEND. The Corporation reserves the right to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock, and all rights herein conferred upon shareholders are granted subject to such reservation. The Board of Directors shall have the power to adopt, alter, or repeal the By-Laws of the Corporation, except to the extent the By-Laws otherwise provide, or as otherwise provided by applicable law.

                           (iv) DETERMINATION OF NET PROFITS, DIVIDENDS, ETC. The Board of Directors is expressly authorized to determine, in accordance with generally accepted accounting principles and practices, what constitutes net profits, earnings, surplus, or net assets in excess of capital, and to determine what accounting periods, whether daily, annual, or any other period, shall be used by the Corporation, for any purpose; to set apart out of any funds of the Corporation, such reserves for such purposes as it shall determine and to abolish the same; to declare and pay dividends and distributions in cash, securities, or other property from surplus or any funds legally available therefore, in such amounts and at such intervals (which may be as frequently

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                           as daily) or on such other periodic basis, as it
                           shall determine; to declare such dividends or distributions by means of a formula or other method of determination, at meetings held less frequently than the frequency of the effectiveness of such declarations; to establish payment dates for dividends or any other distributions on any basis, including dates occurring less frequently than the effectiveness of the declaration thereof; and to provide for the payment of declared dividends on a date earlier than the specified payment date in the case of shareholders of the Corporation redeeming their entire ownership of shares of the Corporation.

                           (v) CONTRACTS. The Board of Directors may in its discretion from time to time enter into an underwriting contract or contracts providing for the sale of the securities of the Corporation. The Board of Directors may in its discretion from time to time enter into an investment advisory or management contract whereby the other party to such contract shall undertake to furnish to the Corporation, such management, investment, advisory, statistical and research facilities and services, and such other facilities and services, if any, and all upon such terms and conditions, as the Board of Directors in its discretion determine.

                           Any contract of the character described in the paragraphs above or for services as custodian, transfer agent, or disbursing agent or related services, or any other type of contract or transaction, may be entered into with any corporation, firm, trust, or association, although one or more of the Directors or officers of the Corporation may be an officer, director, trustee, shareholder, or member of such other party, or may have a material financial interest in the contract or transaction, and no such contract or transaction shall be invalidated or rendered voidable by reason of the existence of any such relationship or interest, nor shall any person holding such relationship or interest be liable merely by reason of such relationship or interest for any loss or expense to the Corporation under or by reason of said contract or transaction, or be accountable for any profit realized directly or indirectly therefrom, provided that such relationship or interest

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                           is disclosed or otherwise known to the Board of
                           Directors, and the Board of Directors authorizes, approves or ratifies the contract or transaction by the affirmative vote of the majority of the disinterested Directors, except as otherwise provided by applicable law.

                           Any contract entered into pursuant to the first two paragraphs of this paragraph (E)(v) of Article SEVENTH shall be consistent with and subject to the requirements of Section 15 of the 1940 Act, to the extent applicable, with respect to its continuance in effect, its termination, and the method of authorization and approval of such contract or renewal thereof.

                           (vi) SHAREHOLDER VOTING. On each matter submitted to a vote of the shareholders, each holder of a share shall be entitled to one vote for each whole share and to a proportionate fractional vote for each fractional share standing in his name on the books of the Corporation, except as otherwise provided in paragraph (E)(ix) of Article FIFTH.

                           Notwithstanding any provision of Maryland Law requiring a greater proportion than a majority of the votes of shares of stock entitled to be cast to take or authorize any action, such action may, subject to other applicable provisions of law, these Articles of Incorporation, and the By-Laws of the Corporation, be taken or authorized upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon. Except as otherwise provided by law, the presence in person or by proxy of the holders of record of one-third of the shares of stock issued and outstanding and entitled to vote thereon shall constitute a quorum for the transaction of any business at all meetings of the shareholders.

                           (vii) CERTIFICATES. The Board of Directors of the Corporation may by resolution authorize the issuance of some or all of the shares of the Corporation's Common Stock without certificates.

                           (viii) INDEMNIFICATION AND LIMITATION OF Liability. To the fullest extent permitted by Maryland and Federal law, as amended or interpreted, no Director or officer of the

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                           Corporation shall be personally liable to the
                           Corporation or the holders of shares of its series or classes for money damages and each Director and officer shall be indemnified (including any advancement of expenses) by the Corporation; PROVIDED, HOWEVER, that nothing herein shall be deemed to protect or purport to protect any Director or officer of the Corporation against any liability to the Corporation or the holders of its shares to which such Director or officer would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

                           (ix) D&O LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Maryland law.

EIGHTH: References in these Articles to the 1940 Act shall mean the Investment Company Act of 1940, the rules thereunder, and, where applicable, published cases and interpretative letters of the Securities and Exchange Commission.

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         IN WITNESS WHEREOF, the undersigned incorporator of Integrity
Certificate Company, who executed the foregoing Articles of Incorporation, hereby acknowledge the same to be his act on this 31 day of August, 2001.


s/Robert Walstad
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Robert Walstad
Incorporator


I hereby consent to my designation in this document as resident agent for this Corporation.

SIGNATURE OF RESIDENT AGENT LISTED IN FOURTH:


s/Heidi M. Liesch
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THE CORPORATION TRUST INCORPORATED
Heidi M. Liesch, Special Asst. Secy.